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Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information, Contact: Cheryl Slomann QAD Investor Relations 805 566 5139 investor@qad.com	Rob Whetstone/Rosemary Moothart PondelWilkinson MS&L 323 866 6060 investor@pondel.com

QAD Posts 27 Percent Revenue Increase to $56 Million, Net Income
Rises to $4.5 Million in Fiscal 2004 First Quarter

        Carpinteria, Calif.—May 28, 2003—QAD Inc. (NASDAQ:QADI) today reported operating results for the fiscal 2004 first quarter ended April 30, 2003.

        For the fiscal 2004 first quarter, revenue increased 27 percent to $56.3 million from $44.3 million in the same period last year. License revenue rose 45 percent to $17.3 million, compared with $11.9 million in the fiscal 2003 first quarter, with both the timing and level of significant license deals contributing to the growth. The balance of the revenue mix includes maintenance and services revenues that, combined, grew approximately 20 percent over the first quarter of fiscal 2002, due in part to services revenue generated from the TRW ISCS acquisition completed in November 2002.

        Net income for the fiscal 2004 first quarter was $4.5 million, or $0.13 per diluted share, including a gain of $0.04 per diluted share from the sale of a parcel of property located in Carpinteria, California. Net loss for the first quarter of the comparable period last year was $5.7 million, or a loss of $0.17 per diluted share, which included a $1.1 million charge, or $0.03 diluted loss per share, for the cumulative effect of accounting change related to goodwill.

        "We believe that our sales were fueled by our relentless focus on providing unique ERP solutions to global manufacturers that meet their individual business and industry needs," said Karl Lopker, chief executive officer of QAD. "Our customers recognize, and the market is validating, the financial benefits of QAD's solutions, including low total cost of ownership, fast implementation time and high return on investment.

        "QAD's results underscore the determination of our sales and marketing teams to win new customers and sell additional solutions to existing customers, all with an eye toward gaining increased market share," Lopker said. "The newest version of our flagship enterprise application suite, MFG/PRO eB2, is attracting customers from the competition and winning new deals. Coupled with continued expense management, QAD is delivering on our commitment to sustain profitability."

        During the quarter, QAD completed a "Modified Dutch Auction" tender offer and purchased approximately 2.9 million shares of its common stock at a price of $5.00 per share. Since the tender offer's completion date of April 21 occurred near the end of the fiscal quarter, the transaction had minimal impact on the basic and diluted weighted share amounts used to calculate earnings per share results for the quarter.

        QAD's cash and equivalents balance at April 30, 2003 was $40.8 million, after the payment of approximately $15 million in cash used to finance the stock repurchase. For the fiscal 2004 first quarter, cash flow provided by operations was approximately $3.7 million, continuing the momentum of positive annual operating cash flow results for the previous three fiscal years.

Recent Highlights

  •
  During the first quarter, QAD received orders from 14 customers representing more than $500,000 each in combined license, support and services billings, with four of these sales orders exceeding $1 million each, two of which surpassed $2 million each.

  •
  Customer license transactions during the quarter included sales to Acsys Technologies, Allied Mills, Arrow, The Blackstone Group, Cephalon, Culligan, EFKA Additives, Ford Motor Company, Lear, Marconi, Maxxim Medical, Medex, SPS Technologies and Tower Automotive.

  •
  A new META Group study entitled "Deriving Value from 21st Century ERP Applications" confirmed that QAD is the ERP value leader for manufacturers, delivering manufacturing companies the lowest total cost of ownership relative to company revenue, the fastest time to implement and the highest average annual quantifiable benefits as a percentage of total cost of ownership.

Business Outlook

        For the fiscal 2004 second quarter QAD expects to generate revenue between $53 million and $57 million, subject to various risks, including the global economic environment. Depending on the level and mix of revenue, the company expects earnings per diluted share in the range of break even to $0.08.

        For the fiscal 2004 full year, QAD expects to post revenue of $218 million to $225 million, yielding earnings of between $0.30 and $0.50 per diluted share.

Investor Conference Call:

        QAD management will host an investor conference call today, May 28, 2003 at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company's financial results and operations for the fiscal 2004 first quarter. The conference call will be webcast by CCBN and can be accessed on QAD's Web site at http://www.qad.com/company/ir/events.html. The audio webcast will be available through June 4, 2003.

About QAD

        QAD enterprise applications leverage advances in Internet and enabling technologies to provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain strong licensing demand; the ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances; delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003.

# # #

QAD Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended April 30,
	2003	2002
Revenue:
License fees	$17,332	$11,949
Maintenance and other	27,883	25,318
Services	11,061	7,053

Total revenue	56,276	44,320
Cost of revenue	21,676	18,008

Gross profit	34,600	26,312
Operating expenses:
Sales and marketing	15,508	15,904
Research and development	8,921	8,336
General and administrative	5,830	5,603
Amortization of intangibles from acquisitions	271	282

Total operating expenses	30,530	30,125

Operating income (loss)	4,070	(3,813)
Other (income) expense	(1,304)	531

Income (loss) before income taxes and cumulative effect of accounting change	5,374	(4,344)
Income tax expense	900	300

Income (loss) before cumulative effect of accounting change	4,474	(4,644)
Cumulative effect of accounting change	—	1,051

Net income (loss)	$4,474	$(5,695)

Basic and diluted net income (loss) per share:
Before cumulative effect of accounting change	$0.13	$(0.14)
Cumulative effect of accounting change	—	0.03

Basic and diluted net income (loss) per share	$0.13	$(0.17)

Basic weighted shares	34,276	34,305
Diluted weighted shares	34,999	34,305

QAD Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	April 30, 2003	January 31, 2003
Assets
Current assets:
Cash and equivalents	$40,764	$50,188
Restricted cash	—	1,016
Accounts receivable, net	51,381	57,340
Other current assets	14,261	15,340

Total current assets	106,406	123,884
Property and equipment, net	23,599	21,543
Other assets, net	15,499	16,879

Total assets	$145,504	$162,306

Liabilities & stockholders' equity
Current liabilities:
Current portion of long-term debt	$2,448	$2,000
Accounts payable and other current liabilities	43,019	49,207
Deferred revenue	64,824	65,860

Total current liabilities	110,291	117,067
Long-term debt	8,750	9,125
Other long-term liabilities	435	371
Stockholders' equity:
Common stock	35	34
Additional paid-in capital	116,412	115,800
Treasury stock	(15,238)	—
Accumulated deficit	(68,770)	(73,244)
Accumulated other comprehensive loss	(6,411)	(6,847)

Total stockholders' equity	26,028	35,743

Total liabilities & stockholders' equity	$145,504	$162,306

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended April 30,
	2003	2002
Net cash provided by operating activities	$3,699	$679
Cash flows from investing activities:
Purchase of property and equipment	(3,477)	(1,112)
Capitalization of software development costs	(111)	(225)
Acquisitions of businesses	(27)	—
Proceeds from sale of property and equipment	3,330	—

Net cash used in investing activities	(285)	(1,337)
Cash flows from financing activities:
Proceeds from construction loan	948	—
Restricted cash under construction loan	1,016	—
Reduction of notes payable	(875)	(839)
Issuance of common stock for cash	613	285
Repurchase of common stock	(15,238)	—

Net cash used in financing activities	(13,536)	(554)
Effect of exchange rates on cash and equivalents	698	451

Net decrease in cash and equivalents	(9,424)	(761)
Cash and equivalents at beginning of period	50,188	50,782

Cash and equivalents at end of period	$40,764	$50,021

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QAD Posts 27 Percent Revenue Increase to $56 Million, Net Income Rises to $4.5 Million in Fiscal 2004 First Quarter